UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2024 (April 20, 2024)

CNH Industrial N.V.

(Exact name of registrant as specified in its charter)

Netherlands	001-36085	98-1125413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Cranes Farm Road, Basildon, Essex, SS14 3AD, United Kingdom	N/A
(Address of principal executive offices)	(Zip Code)

+44 2079 251964

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value €0.01	CNH	New York Stock Exchange
3.850% Notes due 2027	CNH27	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

☐ Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(e) of the Exchange Act ☐

Explanatory Note

CNH Industrial N.V. (“CNH”, or the “Company”) is filing this Current Report on Form 8-K/A to amend the Company’s Current Report on Form 8-K filed on April 22, 2024 (the “Original Form 8-K”) to disclose the employment agreement, dated as of June 21, 2024, entered into by the Company and Gerrit Marx (the “Employment Agreement”), in respect of Mr. Marx’s service as Chief Executive Officer effective as of July 1, 2024, as set forth in Item 5.02 below. As disclosed in the Original Form 8-K, the Company’s current Chief Executive Officer, Scott W. Wine, will continue in such role until July 1, 2024. There are no other changes to the information contained in the Original Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Employment Agreement, Mr. Marx will receive an annual base salary of $1,250,000 and an annual target bonus equal to no less than one-hundred-and-fifty percent of his base salary (and with a maximum payout of 200% of the target bonus amount). Mr. Marx is also eligible to participate in employee benefit plans and programs consistent with those provided generally to similarly-situated executives from time to time.

To offset incentive opportunities forfeited from his prior employer, Mr. Marx will receive a sign-on cash bonus in an amount equal to €412,500 no later April 30, 2025, provided that Mr. Marx remains continuously employed through that date. Mr. Marx will also receive a grant of restricted share units (the “the Initial RSU Award”) with an initial grant date value of $11,920,000, with approximately $6,970,000 of such amount vesting on February 28, 2025 and approximately $4,950,000 vesting on February 28, 2026, subject in each case to satisfactory performance and continued employment with CNH as of each such date. Mr. Marx will also be eligible for annual long-term incentive awards in the form of performance share units, with a target grant date value of $9,000,000.

Under the Employment Agreement, upon a termination of employment without Cause or for Good Reason other than on or within 24 months after a Change of Control (as each such term is defined in the Employment Agreement), Mr. Marx will receive cash severance equal to 12 months base salary as of the termination date (the “Cash Severance”), payable in equal installments over 12 months. In addition, a prorated portion of Mr. Marx’s equity and long-term incentive awards would be eligible to vest, based on the time employed during the employment period and subject to any applicable performance conditions; provided that no less than two-thirds of the Initial RSU Award will be vested (taking into account any portion that vested and settled prior to the termination). Upon a termination of employment without Cause or for Good Reason on or within 24 months after a Change of Control, Mr. Marx will receive the Cash Severance, payable 60 days after termination, and full vesting of equity and long-term incentive awards, at the target level of performance (if applicable). Severance and post-termination vesting benefits payable pursuant to the Employment Agreement are subject to Mr. Marx’s execution and non-revocation of a release of claims and compliance with restrictive covenants, including non-solicitation and non-competition covenants that continue for one year following a termination of employment.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Executive Employment Agreement, dated as of June 21, 2024, by and between CNH Industrial N.V. and Gerrit Marx.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CNH INDUSTRIAL N.V.

By:	/s/ Roberto Russo
Name:	Roberto Russo
Title:	Chief Legal and Compliance Officer

Date: June 26, 2024